United States

Securities and Exchange Commission

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

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☒	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

UNION BANKSHARES COMPANY

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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UNION BANKSHARES COMPANY

66 Main Street

Ellsworth, Maine 04605

April 22, 2007

Dear Shareholder:

You are cordially invited to the 2007 Annual Meeting of Shareholders (the “Meeting”) of Union Bankshares Company (the “Company”), which will be held at 11:00 a.m. local time on Thursday, May 17, 2007 at the White Birches Restaurant, Route 1, Hancock, Maine 04640.

The attached Notice of Annual Meeting of Shareholders and Proxy Statement describe the formal business to be transacted at the Meeting. Directors and officers of the Company, as well as a representative of Berry, Dunn, McNeil & Parker, the accounting firm appointed by the Board of Directors to be the Company’s independent registered public accountants for the fiscal year ending December 31, 2007, will be present at the Meeting in order to respond to your questions.

The Board of Directors of the Company has determined that an affirmative vote on Proposals 1, 2 and 3 to be considered at the Meeting is in the best interests of the Company and its shareholders and unanimously recommends a vote “FOR” each of these matters.

The Board of Directors believes that adoption of Shareholder Proposal 4 is unnecessary given the Company’s current requirements and practices, which are designed to align the personal economic interests of the Company’s Directors and Officers with the future success of the Company and the long term interests of the Company’s shareholders. In addition, the Board believes that adoption of Shareholder Proposal 4 would impose an inflexible policy regarding compensation of the Company’s Directors and Officers that could restrict the Company’s ability to compete with other companies in attracting and retaining qualified Directors and Officers. For these reasons, the Board of Directors of the Company recommends a vote “AGAINST” Shareholder Proposal 4.

Please complete, sign and return the enclosed proxy card in the self-addressed envelope provided whether or not you plan to attend the Meeting. Your vote is important regardless of the number of shares that you own. Voting by proxy will not prevent you from voting in person at the Meeting, but will assure that your vote is counted if you are unable to attend.

On behalf of the directors and officers of the Company, I thank you for your support and look forward to seeing you on May 17th.

Very truly yours,

Peter A. Blyberg President and Chief Executive Officer

UNION BANKSHARES COMPANY

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 17, 2007

Notice is hereby given that the Annual Meeting of Shareholders (the “Meeting”) of Union Bankshares Company (the “Company”) will be held at the White Birches Restaurant, Route 1, Hancock, Maine 04640 on May 17, 2007 at 11:00 a.m. to consider and act upon the following proposals:

1.	To elect three directors who would serve for a three-year term expiring at the 2010 Annual Meeting of Shareholders.

2.	To ratify the appointment of Berry, Dunn, McNeil & Parker as the independent registered public accountants of the Company for 2006.

3.	To approve an amendment to the Company’s Articles of Incorporation providing for election of directors by a majority of the votes cast.

4.	To adopt a set of shareholder proposed amendments to the Company’s Bylaws imposing certain requirements for stock ownership and compensation of directors and officers.

5.	To transact such other business as may properly come before the Meeting or any adjournment thereof.

You may vote at the Meeting and at any adjournment or postponement thereof if you were a shareholder of the Company at the close of business on March 19, 2007, the record date.

By Order of the Board of Directors

Sally J. Hutchins Clerk

Ellsworth, Maine

April 22, 2007

You are cordially invited to attend the 2007 Annual Meeting of Shareholders. It is important that your shares be represented regardless of the number of shares that you own. You are urged to sign, date and mark the enclosed proxy card promptly and mail it in the self addressed envelope provided. In the event that you decide to attend the meeting, you may, if you wish, revoke your proxy and vote your shares in person.

UNION BANKSHARES COMPANY

66 MAIN STREET

ELLSWORTH, MAINE 04605

PROXY STATEMENT

MAILING DATE: APRIL 22, 2007

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD THURSDAY, MAY 17, 2007

GENERAL

This Proxy Statement and the enclosed proxy card are being furnished to the shareholders of Union Bankshares Company (the “Company”) because the Board of Directors of the Company is soliciting your proxy to vote at the 2007 Annual Meeting of Shareholders (the “Meeting”) to be held on Thursday, May 17, 2007 at 11:00 a.m. at the White Birches Restaurant, Route 1, Hancock, Maine 04640 pursuant to the accompanying Notice of Annual Meeting of Shareholders. You do not need to attend the Meeting to vote your shares. You may simply complete, sign and return the enclosed proxy card, and your votes will be cast for you at the Meeting.

We began mailing this Proxy Statement, the Notice of Annual Meeting of Shareholders and the enclosed proxy card on or about April 22, 2007 to all shareholders entitled to vote. If you owned shares of the Company’s common stock at the close of business on March 19, 2007, the record date, you are entitled to vote at the Meeting. On the record date, there were 1,064,540 shares of common stock issued and outstanding.

Quorum Requirement.

A quorum of shareholders is necessary to hold the Meeting. The presence at the Meeting, in person or by proxy, of the holders of a majority of the shares of common stock issued and outstanding and entitled to vote will constitute a quorum.

Voting Rights.

You are entitled to one vote at the Meeting for each share of the Company’s common stock that you owned of record at the close of business on March 19, 2007. You may vote your shares at the Meeting in person or by proxy. To vote in person, you must attend the Meeting, and obtain and submit a ballot, which we will provide to you at the Meeting. To vote by proxy, you must complete, sign and return the enclosed proxy card. If you properly complete your proxy card and send it to us in time to vote, your “proxy” (one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not specify how you want to vote your shares, your proxy will vote your shares FOR Proposals 1, 2, and 3 and AGAINST Proposal 4, as set forth herein.

If any other matter is presented, your proxy will vote the shares represented by all properly executed proxies on such matters as a majority of the Board of Directors determines. As of the date of this Proxy Statement, the Company has received notice of two additional items of business that a shareholder intends to present at the Meeting. Additional information regarding these items of business is provided under “Other Business” on page [__] of this Proxy Statement.

Vote Required.

In order for each proposal to pass, the following votes are required:

•

Proposal 1: Elect Three Directors. The three nominees for director who receive the most votes cast at a meeting in which a quorum is present will be elected. If you do not vote for a nominee, or you indicate “withhold authority” for any nominee on your proxy card, your vote will not count “for” or “against” the nominee. You may not vote your shares cumulatively for the election of directors.

•

Proposal 2: Ratify the Appointment of Independent Registered Public Accountants. The affirmative vote of a majority of the shares present in person or by proxy at the Meeting and entitled to vote on this proposal is required to ratify the appointment of Berry, Dunn, McNeil & Parker as the Company’s independent registered public accountants. If you “abstain” from voting, your vote will not count “for” or “against” this proposal.

•

Proposal 3: Approve an Amendment to the Company’s Articles of Incorporation Providing for the Election of Directors by a Majority of the Votes Cast. The affirmative vote of a majority of the shares present in person or by proxy at the Meeting and entitled to vote on this proposal is required to approve an amendment to the Company’s Articles of Incorporation. If you “abstain” from voting, your vote will not count “for” or “against” this proposal.

•

Proposal 4: Adopt a Set of Shareholder Proposed Amendments to the Company’s Bylaws imposing certain requirements for stock ownership and compensation of directors and officers. The affirmative vote of a majority of the shares present in person or by proxy at the Meeting and entitled to vote on this proposal is required to approve the proposed set of Bylaws amendments. If you “abstain” from voting, your vote will not count “for” or “against” this proposal.

Effect of Broker Non-Votes.

If your broker holds shares that you own in “street name,” the broker may vote your shares on the proposals listed above even if the broker does not receive instructions from you. If your broker does not vote on a proposal, this will constitute a “broker non-vote.” The effect of a “broker non-vote” with respect to each proposal is set forth below:

•	Proposal 1: Elect Three Directors. A broker non-vote would have no effect on the outcome of this proposal because only a plurality of votes cast is required to elect a director.

•	Proposal 2: Ratify the Appointment of Independent Registered Public Accountants. A broker non-vote would have no effect on the outcome of this proposal.

•

Proposal 3: Approve an Amendment to the Company’s Articles of Incorporation Providing for the Election of Directors by a Majority of the Votes Cast. A broker non-vote would have no effect on the outcome of this proposal.

•

Proposal 4: Adopt a Set of Shareholder Proposed Amendments to the Company’s Bylaws imposing certain requirements for stock ownership and compensation of directors and officers. A broker non-vote would have no effect on the outcome of this proposal.

Revocation of Proxies.

You may revoke your proxy at any time before it is exercised by:

•	Filing with the Company a letter revoking the proxy;

•	Submitting another signed proxy with a later date; or

•	Attending the Meeting and voting in person, if you notify the Clerk or give notice at the Meeting.

Solicitation of Proxies.

Directors, officers or employees of the Company and Union Trust Company (the “Bank”) may solicit proxies by mail, by telephone, in person, or using other forms of communication. The entire expense of solicitation, including cost of preparing, assembling and mailing the proxy materials, will be borne by the Company. We will reimburse banks, brokers, nominees and other fiduciaries for the expenses they incur in forwarding the proxy materials to you. The Company has also made arrangements with Georgeson, Inc. to assist in soliciting proxies and have agreed to pay them a fee of [            ] plus reasonable expenses for these services.

Obtaining an Annual Report on Form 10-K.

If you would like a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, which we filed with the Securities and Exchange Commission (“SEC”) on March 30, 2007, we will send you one (without exhibits) free of charge. Please write to:

Sally J. Hutchins, Clerk

Union Bankshares Company

P.O. Box 479

Ellsworth, ME 04605

The complete Annual Report on Form 10-K is also available on the SEC website at www.sec.gov.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Principal Shareholders of the Company.

The following table lists, as of March 19, 2007, the number of shares of the Company’s common stock, par value $12.50, and the corresponding percentage of total common stock beneficially owned by the only stockholder who is the beneficial owner of more than five percent of the common stock of the Company. For purposes of the table below and the table set forth under “Security Ownership of Management,” a person is deemed to be the beneficial owner of any shares of common stock (1) over which the person has or shares, directly or indirectly, voting or investment power, or (2) of which the person has a right to acquire beneficial ownership at any time within 60 days after March 19, 2007. “Voting Power” is the power to vote or direct the voting of shares and “investment power” includes the power to dispose or direct the disposition of shares. The person shown in the table below has sole voting power and investment power with respect to the shares of common stock listed next to his name. We obtained the information provided in the following table from filings with the SEC and with the Company.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership	Percent of Class
Estate of Fitz Eugene Dixon, Jr. 665 Thomas Road Lafayette Hill, PA 19444	58,798	5.52%

(1)	Beneficial ownership of 5% or more of the common stock of the Company is required to be reported to the SEC on a Schedule 13G. On July 25, 2005, the late Fitz Eugene Dixon, Jr. filed a Schedule 13G with the SEC, indicating that he is the beneficial owner, with sole voting and investment power, of 57,424 shares of the common stock of the Company. On February 16, 2006, The PNC Financial Services Group, Inc., PNC Bancorp, Inc., and PNC Bank, National Association filed a Schedule 13G with the SEC, indicating that each is a beneficial owner, with shared investment power, of 58,798 shares of the common stock of the Company. The above beneficial ownership table reflects only the late Mr. Fitz Eugene Dixon, Jr. as a beneficial owner of more than 5% of the common stock of the Company because the Company has reason to believe that the late Mr. Dixon’s shares were transferred to a PNC account.

Security Ownership of Management.

The following table lists, as of March 19, 2007, the number of shares of the Company’s common stock, par value $12.50, including directors’ qualifying shares, and the corresponding percentage of total common stock beneficially owned by each director and nominee for director, by each named executive officer of the Company identified in the Summary Compensation Table included elsewhere in this Proxy Statement, and by all executive officers and directors as a group. Except as otherwise indicated, each person shown in the table has sole voting and investment power with respect to the shares of common stock listed next to their name. The information set forth below is based upon director questionnaires distributed and completed by each director and nominee, and upon stock records maintained by the Company.

Name	Title(1)	Amount and Nature of Beneficial Ownership		Percent of Class(2)
Arthur J. Billings	Director	1,907	(3)	*
Peter A. Blyberg	Director, President and Chief Executive Officer	1,570	(4)	*
Blake B. Brown	Director Nominee	1,589	(5)	*
Peter A. Clapp	Director	2,117		*
Samuel G. Cohen	Director	1,963	(6)	*
Sandra H. Collier	Director and Chairman of the Board	688		*
John P. Lynch	Executive Vice President	2,053	(7)	*
James L. Markos, Jr.	Director Nominee	746		*
Harry E. Mikkelsen	Director	139		*
Timothy R. Maynard	Senior Vice President and Chief Financial Officer	10		*
Rebecca J. Sargent	Senior Vice President and Senior Financial Services Officer	548		*
Stephen C. Shea	Director	27,914	(8)	2.62%
Robert W. Spear	Director	916	(9)	*
Karen W. Stanley	Director	217		*
Paul L. Tracy	Director Nominee	2,299	(10)	*
All directors and executive officers as a group (22 persons)		47,203		4.43%

*	Represents ownership of less than 1%.

(1)	Unless indicated, titles are for both the Company and the Bank.

(2)	Based on 1,064,540 shares of common stock outstanding on March 19, 2007.

(3)	Includes 230 shares owned by Mr. Billing’s spouse.

(4)	Includes 267 shares owned by Mr. Blyberg’s spouse.

(5)	Includes 1,329 shares owned jointly with Mr. Brown’s spouse.

(6)	Includes 1, 436 shares owned jointly with Mr. Cohen’s spouse.

(7)	Includes 2,053 shares owned jointly with Mr. Lynch’s spouse.

(8)	Includes 10,946 shares owned by Mr. Shea’s spouse and 15,832 shares owned by Mr. Shea’s business, E.L. Shea and 778 shares owned in a Trust account.

(9)	Includes 916 shares owned jointly with Mr. Spear’s spouse.

(10)	Includes 799 shares owned jointly with Mr. Tracy’s spouse, 100 shares as custodian for his son, and 1,016 shares owned by Mr. Tracy’s business, the Winter Harbor Agency.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires executive officers, directors and persons who beneficially own more than ten percent (10%) of the Company’s stock to file with the SEC initial reports of ownership and reports of changes in ownership. Such persons are also required by the SEC regulations to furnish the Company with copies of these reports. Based upon an examination of the copies of Forms 3, 4 and 5, and the written representations of its directors and officers, that no other reports were required during the fiscal year ended December 31, 2006, submitted to and retained by the Company, the Company believes that during the 2006 fiscal year, its officers, directors and 10% shareholders complied with all Section 16(a) filing requirements with the exception of the following: a Form 4 filing for director, President and Chief Executive Officer Peter A. Blyberg reflecting shares of common stock acquired on March 10, 2006 was filed late on April 11, 2006 and; a Form 4 filing for director Blake B. Brown reflecting shares of common stock acquired on May 26, 2006 was filed late on March 8, 2007.

PROPOSAL 1:

ELECTION OF DIRECTORS

The Board of Directors has nominated three persons for election as directors at the Meeting. All three nominees are currently serving on the Company’s Board of Directors. If you elect the nominees, Messrs. Brown, Markos and Tracy will hold office until the 2010 Annual Meeting of Shareholders. Each of the nominees has consented to be named as a nominee and to serve if elected.

We know of no reason why any nominee may be unable to serve as a director. In the event any nominee shall be unable to serve, the Board will nominate alternates or reduce the size of the Board of Directors in order to eliminate the vacancy.

Nominees	Age(1)	Director Since	Term Expires	Position(s) Held with the Company
Blake B. Brown	60	1999	2007	Director
James L. Markos, Jr.	58	1999	2007	Director
Paul L. Tracy	43	1995	2007	Director
Continuing Directors
Arthur J. Billings	51	1990	2009	Director
Samuel G. Cohen	66	2001	2009	Director
Harry E. Mikkelsen	65	2005	2009	Director
Stephen C. Shea	60	1988	2009	Director
Robert W. Spear	64	2001	2009	Director
Peter A. Blyberg	63	1993	2008	Director, President and Chief Executive Officer
Peter A. Clapp	62	1995	2008	Director
Sandra H. Collier	54	1992	2008	Director and Chairman of the Board
Karen W. Stanley	61	2004	2008	Director
Retired Directors(2)
Robert B. Fernald
Douglas A. Gott

(1)	As of March 19, 2007.

(2)

In accordance with the Company’s corporate governance policies, which provide that each director shall retire from the Board of Directors upon his or her 72nd birthday, Mr. Fernald retired on March 25, 2006 and Mr. Gott retired on April 4, 2006.

The principal occupation and business experience of each nominee for election as director and each continuing director of the Company are set forth below. Unless otherwise indicated, each of the following persons has held his or her present position for the last five years.

Nominees

Blake B. Brown has been the owner and President of Brown’s Appliance and T.V. since 1995.

James L. Markos, Jr. has served as general manager of Maine Shellfish Company, Inc. since 1982.

Paul L. Tracy has been the owner and President of Winter Harbor Agency since 1990, Vice President and co-owner of Schoodic Insurance Services since 1994, co-owner of Grindstone Financial Group LLC since 1995, co-owner of Insurance Source of Maine since 1998 and Vice President and co-owner of MDI Insurance Agency since 1999.

Continuing Directors

Arthur J. Billings has been the President of Barter Lumber Company since 1980.

Peter A. Blyberg has been the President and Chief Executive Officer of the Company and the Bank since April 1, 1996. He previously served as Executive Vice President, Chief Operating Officer and Treasurer of both the Company and the Bank.

Peter A. Clapp has been the President of Blue Hill Garage since 1989 and the owner since 1975.

Samuel G. Cohen has been an attorney with the law firm of Cohen & Cohen since 2001. From 1969 to 2000, he was an attorney at Samuel G. Cohen Law Offices.

Sandra H. Collier founded the firm of Sandra Hylander Collier Law Offices in 1997. She was previously an attorney at the law firm of Ferm, Collier & Larson from 1992 to 1997.

Harry E. Mikkelsen, a CPA with Williams CPA Group, LLC since November 2002, serves as its Tax Director. He was President of Lautze & Lautze, CPAs and Financial Advisors, from 1990 to 2001, and Director of Tax Practice from 1974 to 2001.

Stephen C. Shea has served as Treasurer of E.L. Shea, Inc. and President of Shea Leasing since 1982.

Robert W. Spear served as the Commissioner of Agriculture for the State of Maine from 1999 to 2005. From 1990 to 1998, Mr. Spear served as a legislator for the State of Maine, and from 1975 to 1998, he was President of Spear Farms, Inc. He currently is Treasurer of Spear Farms, Inc.

Karen W. Stanley has been the President of Stanley Marine since 2004, and is co-owner of Stanley Realty Trust. She is the retired President of Stanley Subaru.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” ALL OF THE NOMINEES FOR ELECTION AS DIRECTORS.

INFORMATION ABOUT MANAGEMENT AND THE BOARD OF DIRECTORS

Executive Officers Who are Not Directors.

Each executive officer of the Company who is not a director is identified in the following table. Executive officers are elected annually by the Board of Directors.

Name	Age(1)	Position(s) Held with the Company
Peter F. Greene	47	Senior Vice President, Chief Administrative Officer of the Bank since 2003. Senior Vice President of the Company since 1999. Senior Vice President, Senior Bank Services Officer of the Bank from 1999 to 2003. Vice President, Senior Bank Services Officer of the Bank from 1997 to 1999. Vice President of the Company from 1996 to 1999.

Sally J. Hutchins	50	Senior Vice President and Clerk of the Company and Senior Vice President, Director of Human Resources, and Clerk of the Bank since February 2007. Senior Vice President, Treasurer and Clerk of the Company from 1999 to January 2007. Vice President, Treasurer, Controller and Clerk of the Bank from 1996 to 1999. Vice President and Clerk of the Company from 1993 to 1999.

John P. Lynch	60	Executive Vice President and Regional Manager of the Bank since 2003. Executive Vice President of the Company since 1999. Executive Vice President, Senior Banking Officer of the Bank from 1999-2003. Senior Vice President of the Company and Senior Vice President, Senior Banking Officer of the Bank from 1996 to 1999.

Timothy R. Maynard	40	Senior Vice President and Chief Financial Officer of the Company since 2003. Vice President and Controller of Bangor Savings Bank from 1999 to 2003, and Senior Auditor of Bangor Savings Bank from 1993 to 1999.

Rebecca J. Sargent	42	Senior Vice President, Senior Trust Officer of the Bank and the Company since 1999. Vice President, Senior Trust Officer of the Company from 1997 to 1999 and Vice President, Senior Trust Officer of the Bank from 1996 to 1999.

Kent D. Winters	63	Senior Vice President and Regional Manager of the Bank and the Company since 2004. Administrative President of Kelly Construction Company, Manchester, New Hampshire, from 2002 to 2003. President of The Premier Companies, Bedford, New Hampshire from 2001 to 2002. District President of Key Bank, New Hampshire, from 1992 to 2001.

(1)	As of March 19, 2007.

Board Meetings.

The Board of Directors of the Company held a total of 12 regular and special meetings in 2006. Each director attended at least seventy-five percent (75%) of the total number of meetings of the Board of Directors and of committees, of which he or she was a member, held during that year. With the exception of Mr. Blyberg, who is the President and Chief Executive Officer of the Company, all of the members of the Board of Directors are independent, as defined under The Nasdaq Stock Market listing standards. Each of Mr. Robert B. Fernald and Mr. Douglas A. Gott were independent, as defined under The Nasdaq Stock Market listing standards, prior to his retirement from the Board of Directors on March 25, 2006, and April 4, 2006, respectively.

Executive Committee and Other Committees.

The Bylaws of the Company provide that, at the annual meeting of the directors, the Board shall designate from among its members an Executive Committee. The Executive Committee possesses all of the powers of the Board of Directors with regard to ordinary operations of the business of the Company when the Board is not in session, subject to any specific vote of the Board. At December 31, 2006 and as of the date of this Proxy Statement, the Executive Committee is comprised of Messrs. Blyberg, Shea, Spear, Tracy and Cohen, and Ms. Collier.

The Bylaws of the Company provide that the Board of Directors may elect or appoint such other committees as it may deem necessary or convenient to the operations of the Company. The Company has a standing Audit Committee and a Corporate Governance Committee, which also serves as the Company’s Nominating Committee. The Bank has a standing Compensation Committee.

Corporate Governance Committee.

The Corporate Governance Committee, which also serves as the Company’s Nominating Committee, is currently comprised of Messrs. Billings, Cohen, Markos and Ms. Collier, each of whom is a non-management, independent director, as defined under The Nasdaq Stock Market listing standards. The Corporate Governance Committee convened 10 times during the fiscal year ended December 31, 2006. The written charter of the Corporate Governance Committee, setting forth the duties and responsibilities of the Corporate Governance Committee, is attached to this Proxy Statement as Annex A.

Nominees for election to the Board of Directors are selected by the Corporate Governance Committee and are presented to the full Board for approval. The Board of Directors will consider on a case-by-case basis nominees recommended by shareholders who provide timely notice in writing to Sally J. Hutchins, Clerk, Union Bankshares Company, P.O. Box 479, Ellsworth, Maine 04605. To be timely, a shareholder’s notice must be delivered to or received by the Clerk not less than 90 days in advance of the date of the annual meeting, if the annual meeting is to be held on or after the anniversary of the previous year’s annual meeting. If the annual meeting if to be held within 30 days before the anniversary of the previous year’s annual meeting, notice must be delivered to or received by the Clerk not less than 60 days in advance of the date of the annual meeting. If an election of directors is to be held at an annual meeting held at a time other than those described above, notice must be delivered to or received by the Clerk not later than the close of business on the 10th day following the date on which notice of the meeting is first given to shareholders.

In accordance with the Company’s Bylaws, the shareholder’s notice must set forth, with respect to the recommended nominee, (i) name, age, business address and residence address; (ii) principal occupation or employment; and (iii) such other information about the recommended nominee as would be required to be included in a Proxy Statement filed pursuant to the proxy rules of the SEC. The notice must also include the recommended nominee’s written consent to serve as a director if elected. Further, the notice is required to include, with respect to the shareholder giving the notice, (i) name and address;

(ii) class and number of shares of the Company owned of record and dates when the shares were acquired; (iii) a description of all arrangements or understanding between the shareholder, the recommended nominee and any other person(s) pursuant to which the nomination is to be made; and (iv) identification of any person employed, retained or to be compensated by the shareholder or by the recommended nominee to make solicitations or recommendations to shareholders to assist in the election of the recommended nominee, including a brief description of the terms thereof.

Shareholder nominees are analyzed by the Board in the same manner as nominees that are identified by the Board.

It is the policy of the Board of Directors to select individuals as director nominees who shall have the following characteristics:

•	successful business, government service or professional experience, and if possible, previous board experience;

•

other areas of expertise or experience, which are desirable given the Company’s current business and Board composition, such as financial, general management practices, planning, legal, marketing, technology, banking or financial services;

•	personal characteristics matching the Company’s values such as character, integrity, accountability and sound business judgment and an unblemished personal reputation;

•	residence in the Bank’s service area;

•	a willingness and ability to commit the necessary time to fully discharge the responsibilities of Board membership to the affairs of the Company; and

•	a commitment to the long term growth and profitability of the Bank.

The Corporate Governance Committee also seeks to nominate individuals who will balance the expertise, perspective and age range of the Board. The Company does not pay a fee to any third party to identify or evaluate nominees.

Each of Messrs. Brown, Markos and Tracy were nominated by the non-management, independent directors of the Corporate Governance Committee. The Clerk of the Company received notice from a shareholder of recommended nominees to be elected at the 2007 Annual Meeting on February 20, 2007. However, the shareholder’s notice was not submitted in accordance with the Company’s Bylaws, in that the notice was not timely and did not include certain required information. Accordingly, the Corporate Governance Committee of the Board of Directors has determined not to nominate the shareholder’s recommended nominees.

Audit Committee.

The Audit Committee is comprised of Messrs. Clapp, Mikkelsen, Spear, and Ms. Collier and Stanley. Each member of the Audit Committee is a non-management, independent director, as defined under The Nasdaq Stock Market listing standards. The principal functions of the Audit Committee include but are not limited to:

•	assisting the Board of Directors to fulfill its fiduciary obligations with respect to the accounting, financial reporting, internal control and compliance functions of the Company;

•	appointing, compensating, retaining and overseeing the work of the independent public accountants;

•	reviewing the scope and cost of the independent public accountant’s audit; and

•	considering the independent accountant’s reports concerning its conduct of the audit, including any comments and any recommendations with respect to which the Board of Directors might take action.

The Audit Committee convened six times during the fiscal year ended December 31, 2006. A copy of the Audit Committee Charter is attached to this Proxy Statement as Annex B. No current member of the Audit Committee qualifies as an “audit committee financial expert,” as that term is defined by applicable SEC regulations. The Company has not yet found a qualified candidate who is willing to serve as an “audit committee financial expert.”

Compensation Committee.

The Compensation Committee is currently comprised of Messrs. Cohen, Shea, Spear and Tracy, and Ms. Collier, each of whom is a non-management, independent director, as defined under The Nasdaq Stock Market listing standards. The Compensation Committee is responsible for reviewing the performance of and making recommendations with respect to the compensation of Mr. Blyberg, the President and CEO of the Company and the Bank. The Compensation Committee convened six times during the fiscal year ended December 31, 2006. A copy of the Compensation Committee Charter is attached to this Proxy Statement as Annex C.

REPORT OF THE GOVERANCE COMMITTEE

The Board has corporate governance guidelines that cover the number and qualifications of directors, director independence, the responsibilities of directors, Board committees, director access to officers and employees, director compensation, director orientation, continuing education, management succession, Board performance and other topics. The Governance Committee reviewed and revised the guidelines during 2006. In addition, the Governance Committee took the following actions in accordance with the guidelines during 2006:

•	Nominated directors for election to the Board at the 2006 Annual Meeting of Shareholders;

•	Reviewed committee responsibilities;

•	Conducted a comprehensive evaluation of the Board and its committees; and

•	Recommended to the Board the appointment of members of the Board committees.

In addition, in February 2007, the Governance Committee nominated directors for election to the Board in 2007. (See “Election of Directors” beginning on page [    ] of this Proxy Statement.)

Governance Committee of Union Bankshares Company

Samuel G. Cohen (Chair)
Arthur J. Billings
Sandra H. Collier
James L. Markos, Jr.

REPORT OF THE AUDIT COMMITTEE

The following Audit Committee Report is provided in accordance with the rules and regulations of the SEC. Pursuant to such rules and regulations, this report shall not be deemed “soliciting materials,” filed with the SEC, subject to Regulation 14A or 14C of the SEC or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Audit Committee has reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2006.

We have discussed with Berry, Dunn, McNeil & Parker, the Company’s independent registered public accountants, the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as may be amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

We have received the written disclosures and the letter from the independent registered public accountants required by Independence Standard No. 1, “Independence Discussions with Audit Committees,” as amended, by the Independence Standards Board, and have discussed with Berry, Dunn, McNeil & Parker its independence.

Based on the reviews and discussions referenced above, we recommend to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the SEC.

Audit Committee of Union Bankshares Company

Robert W. Spear (Chair)
Peter A. Clapp
Sandra H. Collier
Harry E. Mikkelsen
Karen W. Stanley

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Compensation Discussion and Analysis

Compensation Objectives. The overall goals of the Company are to attract, motivate, retain and pay key executives for performance. The methods used to achieve these goals are strongly influenced by the compensation and employment practices of the Company’s competitors within the financial services industry for executive talent. Other considerations included each executive officer’s individual performance as well as the encouragement of behaviors directed towards attainment of corporate goals and performance, not all of which are financial in nature or capable of being quantified.

Decision-Making and Policy-Making. Our by-laws require that executive officer compensation be set by the Board of Directors or a board committee to which decision-making authority has been delegated. We observe governance standards that require executive officer compensation decisions to be made by the Compensation Committee of the Board, a committee of independent directors. Consistent with these requirements, our Board of Directors has established a Compensation Committee all of whose members are independent directors.

The Compensation Committee has been delegated authority from our Board to oversee executive officer compensation by approving salary increases and by reviewing general personnel matters such as performance evaluations. The Compensation Committee has established a compensation program and has a charter attached as Annex C. The compensation program consists of three components: (1) base salary; (2) bonuses; and (3) long-term incentives (e.g., deferred compensation and fringe benefits).

The Compensation Committee meets at least twice a year and does not delegate its duties to others.

Use of Outside Advisors and Survey Data. The Compensation Committee uses its own criteria to measure executive officer salary and incentives. The committee uses criteria that consider the company’s overall performance, the achievement of certain financial and non-financial goals and the judgment of the entire Board of Directors as to the quality of the executive’s officer’s leadership. An outside compensation consultant was not used for calendar 2006.

Elements of Compensation

Compensation is broken out into the following components:

Base Salary. Base salary for our executive officer is established based on the individual’s job responsibilities and contribution to the Company.

Bonuses. The Short-Term Incentive Program is the annual cash incentive awards, made for attaining specific fiscal targets, as determined by the Compensation Committee, and accomplishing predetermined personal objectives by participants. During 2006, no bonuses were paid as financial performance objectives were not met.

Long–Term Incentives. The Company provides a non-qualified supplemental executive retirement plan (the “SERP”) for the benefit of key employees which provides a benefit payment upon retirement which is indexed to the financial performance of insurance policies owned by the Bank over the Bank’s cost of funds expense. The Company has provided these SERPs in order to offer competitive total compensation to its key employees with this total compensation coming at a reasonable cost as it is based upon the performance of underlying insurance policies after reduction by the Bank’s cost of funds expense.

Fringe Benefits. Fringe benefits consisting of a 401(k) plan and group insurance coverage are provided to named executive officers on the same terms and conditions as available to all employees. The Chief Executive

Officer is also provided a Company vehicle to use for business purposes due to the business travel expectations of this position.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of Directors Collier (Chair), Cohen, Shea, Spear and Tracy. No member of the Compensation Committee was an officer or employee of the Company or the Bank during 2006 or was formerly an officer of the Company or the Bank. In addition, no executive officer of the Company served as a member of another entity’s Board of Directors or as a member of the Compensation Committee of another entity (or other board committee performing equivalent functions) during 2006, which entity had an executive officer serving on the Board of Directors of the Company or the Bank.

REPORT OF THE COMPENSATION COMMITTEE

The following Report of the Compensation Committee is provided in accordance with the rules and regulations of the SEC. Pursuant to such rules and regulations, this report shall not be deemed “soliciting materials,” filed with the SEC, subject to Regulation 14A or 14C of the SEC or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Compensation Committee has reviewed the Compensation Discussion and Analysis included in this Proxy Statement and has discussed it with management. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee of Union Bankshares Company

Sandra H. Collier (Chair)
Samuel G. Cohen
Stephen C. Shea
Robert W. Spear
Paul Tracy

Executive Compensation

The table below sets forth for 2006 the compensation of each of the Company’s named executive officers. “Named executive officers” includes the Company’s President and Chief Executive Officer, Mr. Blyberg, the Company’s Chief Financial Officer, Mr. Maynard, three additional executive officers at year-end with the highest total compensation (as reflected in the Summary Compensation Table except increases in the value of defined benefit and actuarial pensions).

SUMMARY COMPENSATION TABLE

Name and Principal Positions	Year	Salary(1) ($)	Bonus(1) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(2) ($)	All Other Compensation(3) ($)	Total ($)
Peter A. Blyberg, President and Chief Executive Officer	2006	$203,029	$0	$119,493	$26,107	$348,629
Timothy R. Maynard, Senior Vice President and Chief Financial Officer	2006	$112,200	$0	$48	$7,461	$119,709
John P. Lynch Exec Vice President and Regional Manager	2006	$119,400	$0	$24,133	$17,501	$161,034
Kent D. Winters Senior Vice President and Regional Manager	2006	$118,000	$0	$714	$8,682	$127,396
Rebecca J. Sargent Senior Vice President and Senior Trust Officer	2006	$116,600	$0	$67,103	$8,299	$192,002

(1)	The figures shown for salary and bonus represent amounts earned for the fiscal year, whether or not actually paid during such year, and include amounts deferred pursuant to non-incentive deferred compensation plans

(2)	Includes for each named executive officer (a) the increase (if any) for the fiscal year in the present value of the individual’s accrued benefit (whether not vested) under each non-qualified defined benefit plan calculated by comparing the present value of each individual’s accrued benefit under each such plan in accordance with Statement of Financial Accounting Standards 87 (“FAS 87”) as of the plan’s measurement date in such fiscal year to the present value of the individual’s accrued benefit as of the plan’s measurement date in the prior fiscal year plus (b) the amount of interest accrued on defined contribution deferred compensation balances at a rate in excess of 120% of the applicable federal mid-term rate under section 1274(d) of the Internal Revenue Code of 1986 (“Code”) and dividends or dividend equivalents on balances denominated in Union Bankshares Company common stock in excess of the dividends paid to shareholders generally during the fiscal year as follows: Mr. Blyberg $14,795 and $104,698; Mr. Maynard $48 and $0; John P. Lynch $8,919 and $15,241; Kent Winters $714 and $0; and Rebecca J. Sargent $0 and $67,869. Rebecca Sargent experienced a year-to-year decline in the actuarial value of her accrued benefits under defined benefit plans that are not reflected in the reported figures: Rebecca J. Sargent $(766).

(3)	The named executive officers participate in certain group life, health, disability insurance and medical reimbursement plans, not disclosed in the Summary Compensation Table, that are generally available to salaried employees and do not discriminate in scope, terms and operation. All other compensation for the named executive officers include 401(k) match, 401(k) profit sharing, tax gross up on club memberships and imputed income on life insurance is as follows: Mr. Blyberg $2,173, $17,734, $0 and $6,200; Mr. Maynard $1,121, $$6,340, $0, and $0; Mr. Lynch $1,146, $15,043, $0 and $1,312; Mr. Winters $1,178, $6,904, $200, and $0 and Ms. Sargent $1,168, $6,730, $200, and $201 respectively. We also provide certain non-cash perquisites and personal benefits to each named executive officer that do not exceed $10,000 in the aggregate for any individual, and are not included in the reported figures.

Salary Continuation Agreements

The Bank also has entered into salary continuation agreements with certain of its executive officers, including Messrs. Blyberg, Lynch, and Sargent pursuant to which should the executive terminate his/her employment, either voluntarily or involuntarily, within three years of a change of control or other “business combination” as defined in the salary continuation agreements, the executive would be entitled to receive an amount equal to the lesser of (i) three times the total compensation paid to him in the last full fiscal year prior to termination of his employment, less one dollar, or (ii) the maximum amount permitted without such payment being deemed an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code.

Post-Employment Compensation

Defined Benefit Pension Plan. The Bank maintains a non-contributory defined benefit pension plan funded by a trust (the “Plan”). All full time employees who are at least 21 years of age and have completed one year of service participate in the Plan. Annual contributions to the Plan are computed on an actuarial basis to provide a normal retirement benefit of 60% of average annual salary minus 50% of the participant’s social security benefit, with a downward adjustment if the participant, at the time of retirement, has completed less than 25 years of service. Effective May 15, 2005, the Pension Plan was frozen and benefit accruals ceased for the Plan. “Average Annual Salary” is determined by calculating the average basic compensation of the participant exclusive of bonuses for the three highest consecutive years prior to attaining the age of 65; provided, however, that for the purpose of such calculation base compensation for 2004 may not exceed $205,000. The Plan provides “Normal Retirement Benefits” to participants who terminate their employment after the later of attaining the age of 65 and after the completion of his or her fifth anniversary of initial plan participation. The accrued benefit of a participant who retires prior to normal retirement date is his or her normal benefit adjusted by a fraction which represents his or her Bank employment time divided by the Bank employment time he or she would have had by normal retirement date. Payment options include single life annuities and joint annuities. The Plan provides death benefits to beneficiaries of employees who meet conditions of early retirement (age 55 and 10 years of service) prior to termination of employment. The amount of the benefit is equal to the accrued benefit at date of death paid monthly over a 10-year period. In addition, the spouse of a married employee may elect to receive his or her benefit in the form of a single life annuity. If the employee does not meet conditions for early retirement, a survivor annuity may be payable if the employee is married. The Plan does not provide a disability benefit. Messrs. Blyberg and Lynch and Ms. Sargent are participants in the Plan. For purposes of the Plan, at the time of the benefit freeze, Mr. Blyberg had 12 credit years of service and an Average Annual Salary of $185,607, Mr. Lynch had 25 credit years of service and an Average Annual Salary of $109,333 and Ms. Sargent had 11 credit years of service and an Average Annual Salary of $104,867.

Deferred Compensation Agreements. In addition to the foregoing defined benefit pension plan, the Bank provides a SERP, a nonqualified, noncontributory, defined benefit, supplemental retirement program for certain key executives, including Messrs. Blyberg and Lynch and Ms. Sargent, pursuant to which, subject to continued employment with the Bank and certain other conditions, such executive employees are entitled to receive certain retirement and disability benefits. An executive becomes 50% vested after 5 years and is required to have twelve years of service to be eligible for a vested benefit under the existing SERP. Pursuant to their agreements with the Bank, Mr. Blyberg, Mr. Lynch and Ms. Sargent are entitled to receive at his/her normal retirement date, for a period of fifteen years following the first to occur of death or retirement after reaching the age of 65 years, 70% of his/her final salary as determined by the average of the highest three years of salary from the five year period prior to retirement, reduced by the following amounts: (a) 50% of the participant’s projected primary Social Security benefits; (b) the portion of the participant’s benefits under the 401(k) plan arising from employer contribution; and (c) the participants benefits under any other incentive or retirement plan that may of have been instituted by the

Company or its subsidiaries. Under the terms of the agreement, Mr. Blyberg, Mr. Lynch and Ms. Sargent may elect to retire early after reaching the age of 60 years, in which event he or she would be entitled to receive a proportionately reduced monthly benefit. In addition to the foregoing benefits, under the terms of the agreement, in the event that Mr. Blyberg or Mr. Lynch is permanently disabled prior to attaining the age of 64 years, they would be entitled to receive a disability benefit in the amount of $2,000 and $1,500, respectively, per month from the date of their disability until they reached the age of 65. Upon reaching age 65, they would be entitled to receive the deferred compensation benefit described above. The obligations of the Bank under these deferred compensation agreements is unfunded, but the Bank has purchased insurance contracts on the lives of all covered employees, including Mr. Blyberg, in amounts which are estimated to be sufficient to fund all amounts payable under the agreements.

401(k) Plan. The Company also maintains a 401(k) Plan and the majority of the Company’s employees participate in the Plan. Employees may contribute pre-tax savings contributions to the Plan up to the maximum amount allowed by federal tax laws. The Company makes matching contributions of up to 1% of their annual contribution and may make additional contributions subject to the discretion of the Board of Directors.

The following table sets forth information regarding pension benefits accrued by the named executive officers during the last fiscal year.

PENSION BENEFITS TABLE

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Peter A. Blyberg	Defined Benefit Pension Plan	12	$423,384	$0
	Deferred Compensation Agreement	13	$777,880	$0
Timothy R. Maynard	Defined Benefit Pension Plan	2	$7,848	$0
	Deferred Compensation Agreement	n/a	$0	$0
John P. Lynch	Defined Benefit Pension Plan	25	$311,525	$0
	Deferred Compensation Agreement	26	$211,333	$0
Kent D. Winters	Defined Benefit Pension Plan	1	$16,558	$0
	Deferred Compensation Agreement	n/a	$0	$0
Rebecca J. Sargent	Defined Benefit Pension Plan	11	$50,828	$0
	Deferred Compensation Agreement	13	$126,071	$0

(1)	The figures shown are determined as of the plan’s measurement date during 2006 under SFAS 158 for purposes of Union Bankshares Company’s audited financial statements. For the mortality, discount rate and other assumptions used for this purpose, please refer to the discussion under the caption Note 12 “Employee Benefits” in the footnotes to the audited financial statements, included in the 2006 Form 10-K.

Termination and Change in Control Benefits. The Company provides additional benefits, not included in the previous tables, to the named executive officers in the event of a change in control. The following table provides an estimate of the value of such benefits, assuming termination of employment and a change in control occurred on December 31, 2006.

	Peter A. Blyberg	John P. Lynch	Rebecca J. Sargent
Change in Control – with Termination of Employment (1)	$546,788.37	$303,926.89	$268,138.47
Retirement	$0	$0	$0
Death	$0	$0	$0
Discharge without cause – No change in control	$0	$0	$0

(1)	Reflects payments which would be triggered under the salary continuation agreements for each officer.

Director Compensation

Each director of the Company who is not an officer is paid a directors’ fee in the amount of $250 for each meeting attended, including meetings of the Board committees of which the director is a member. In addition, each director is paid a quarterly retainer fee of $1,500 in cash. The Board of Directors practice is to use  1/2 of the quarterly retainer fee to purchase Union Bankshares Company stock. Sandra H. Collier, who serves as Chairman of the Board, received a retainer of $22,000 per annum plus $250 per Board and Committee meeting attended. No director received any other compensation for Board or committee participation or other special assignments.

The following table sets forth information regarding compensation earned by the non-employee directors of Union Bankshares Company during the last fiscal year.

Name	Fees Earned or Paid in Cash ($)(1)	All Other Compensation ($)(2)	Total ($)
Arthur J. Billings	11,750	0	11,750
Blake B. Brown	9,500	0	9,500
Peter A. Clapp	12,250	0	12,250
Samuel G. Cohen	12,500	0	12,500
Sandra H. Collier	39,000	0	39,000
Robert B. Fernald	2,750	0	2,750
Douglas A. Gott	2,500	0	2,500
James L. Markos, Jr.	14,000	0	14,000
Harry E. Mikkelsen	9,750	0	9,750
Stephen C. Shea	13,750	0	13,750
Robert W. Spear	12,000	0	12,000
Karen W. Stanley	11,250	0	11,250
Paul L. Tracy	10,750	0	10,750

(1)	Includes retainer payments, meeting fees, and committee and/or chairmanship fees earned during the fiscal year, whether such fees were paid currently or deferred.

(2)	The Company does not offer any additional compensation to its Directors other than fees.

Transactions with Certain Related Persons.

The Bank makes loans to its executive officers, employees and directors. These loans are made in the ordinary course of business and are made on substantially the same terms, including interest and collateral, as those prevailing at the time for comparable transactions with persons not related to the Bank, in accordance with our underwriting guidelines, and do not involve more than the normal risk of collectibility or present other unfavorable features. At December 31, 2006, loans to non-employee directors, executives and their associates totaled $2,723,053. None of such loans have been disclosed by the Bank as nonaccrual, past due, restructured or potential problems.

Except as set forth above, and with regard to none of the nominees for directors, continuing directors, or named executive officer of the Company or any of its subsidiaries engages in 2006 in any transaction with the Company or any of its subsidiaries, in which the amount involved exceeds $120,000.

All loans made by the Company and its subsidiaries to directors and executive officers are regulated by the Company’s federal and state regulators. These regulations (known as “REG. O”) set forth various practices and reporting requirements for loans to directors and officers. In addition, the Sarbanes-Oxley Act of 2002 permits banks and bank holding companies to extend credit to their directors and officers provided that such extensions of credit are (a) made or provided in the ordinary course of the consumer credit business of such issuer; (b) of a type that is generally made available by such issuer to the public; and (c) made by such issuer on market terms, or terms that are no more favorable than those offered by this issuer to persons not related to the issuer.

All loans extended by the Bank to these related parties are offered under the same terms and conditions available to non-related parties, including but not limited to those terms and conditions related to the requirements for approval, the interest rates charged, the required repayment terms and the required collateral, except that the Bank waives certain fees for all employees and directors when applying for consumer residential first mortgage loans secured by the related party’s primary residence.

PROPOSAL 2:

RATIFICATION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTANTS

The Board recommends that the shareholders ratify the Audit Committee’s appointment of Berry, Dunn, McNeil & Parker as independent registered public accountants of the Company for 2007.

Berry, Dunn, McNeil & Parker has assisted the Company with periodic filings with the SEC. In addition, Berry, Dunn, McNeil & Parker performed services for the Bank in connection with the preparation of income tax filings. All services rendered by Berry, Dunn, McNeil & Parker were approved by the Audit Committee, which considered the possible effect of such services on the independence of Berry, Dunn, McNeil & Parker. Management anticipates that Berry, Dunn, McNeil & Parker will render comparable services to the Bank and the Company in 2007.

It is expected that a representative of Berry, Dunn, McNeil & Parker will be present at the Meeting, will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

Principal Accountant Fees and Services. During the fiscal year ended December 31, 2006 and December 31, 2005, respectively, the Company retained and paid Berry, Dunn, McNeil & Parker to provide audit and other services as follows:

	For the Fiscal Year Ended
	December 31, 2006	December 31, 2005
Audit Fees(1)	$85,624	$85,530
Audit-Related Fees(2)	$24,853	$24,011
Tax Fees(3)	$14,320	$12,069
All Other Fees (4)	$0	$819

TOTAL	$124,797	$122,429

(1)	Audit fees principally relate to the audit of the Company’s annual financial statements, the review of the Company’s quarterly financial statements included in its Quarterly Reports on Form 10Q, the audit of the Company’s internal control over financial reporting, and services provided in connection with statutory and regulatory filings or engagements.

(2)	Audit related fees principally relate to audits of employee benefit plans, review of internal controls for selected information systems and business units (SAS 70 audits), and consultation with management as to the accounting treatment of specific transactions.

(3)	Tax fees principally relate to the preparation of tax returns and professional services for tax compliance, tax advice and tax planning.

(4)	All other fees relate to regulatory advisory services.

Pre-Approval Policies. Pursuant to the Charter of the Audit Committee of the Board of Directors of the Company, it is the policy of the Company that the Audit Committee shall pre-approve all audit and non-audit services provided by the Company’s independent registered public accountant. None of the services described in each of the paragraphs above were subject to the pre-approval exception pursuant to 17 CFR 210.2-01(c)(7)(i)(C).

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF BERRY, DUNN, MCNEIL & PARKER TO SERVE AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2007.

PROPOSAL 3:

APPROVAL OF AN AMENDMENT TO THE COMPANY’S

ARTICLES OF INCORPORATION

PROVIDING FOR ELECTION OF DIRECTORS

BY A MAJORITY OF THE VOTES CAST

Under the Company’s Articles of Incorporation, and consistent with Maine law, the Company’s directors are currently elected by a plurality of the shareholder votes cast, as is the case for the majority of public corporations in the United States. When using a plurality voting standard in a contested election, the individual with the most votes wins, regardless of whether that individual has received a majority of the votes or not. When an election is uncontested, the nominee is elected so long as he or she receives at least one affirmative vote. Although the Company’s shareholders have the option to vote “for” a director nominee, or to “withhold” that vote, a “withhold” vote has no legal effect on the outcome of the election, so long as at least one shareholder votes “for” the nominee. In contrast, under a majority voting standard, a nominee must receive the affirmative vote of a majority of the votes in order to be elected.

Recently, a number of public corporations have adopted a majority vote standard for the election of their directors in uncontested elections, in place of the default plurality vote standard. Some of the reasons for such a change include the creation of a more democratic process for the election of directors, providing shareholders with a meaningful way to vote against director nominees, and increasing director accountability to shareholders.

Although the Company’s directors have always received the affirmative vote of more than a majority of the Company’s shareholders, the Company’s Board believes that the creation of a more democratic election process and providing shareholders a meaningful way to vote in the election of directors are desirable goals that would improve the Company’s corporate governance. For the above reasons, the Company’s Board has determined that the adoption of majority voting for the election of the Company’s directors in uncontested elections is in the best interests of the Company and its shareholders. On February 14, 2007, the Board of Directors adopted a proposal to amend the Articles of Incorporation of the Company by adding the following as new Article 12:

Directors shall be elected by the affirmative vote of a majority of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present, provided that if the number of nominees exceeds the number of directors to be elected, the directors shall be elected by the vote of a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. Directors shall be elected at the annual meeting of shareholders and each director elected shall serve until his or her term expires and until his or her successor shall have been elected and qualified or until his or her earlier resignation or removal from office. An incumbent nominee for director who fails to receive the shareholder vote required by this Article shall resign no later than 90 calendar days after the date of the annual meeting of shareholders at which such election was held.

The above proposed amendment would overrule the plurality voting default of the Maine Business Corporation Act by requiring “the affirmative vote of a majority of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present,” by mirroring the voting standard language used in Section 730 of the Maine Business Corporation Act. Specifically, Section 730 provides: “Unless otherwise provided in a corporation’s articles of incorporation, directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present” (emphasis added).

The proposed amendment includes a provision that “if the number of nominees exceeds the number of directors to be elected, the directors shall be elected by the vote of a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present” in order to retain plurality voting in the case of contested elections. While majority voting may be preferable in an uncontested election, it can be problematic in contested elections, where it is reasonable for neither or none of the candidates to receive a majority of the vote. Under a majority vote standard in such a situation, no candidate would be elected. The proposed amendment would retain plurality voting in contested elections in order to avoid such failed elections, ensuring that the candidates in contested elections who receive the most shareholder votes are elected.

Section 805 of the Maine Business Corporation Act provides that “(d)espite the expiration of a director’s term, the director continues to serve until a successor is elected and qualifies or until there is a decrease in the number of directors.” In addition, Section 807 provides that a director may resign at any time and that the resignation is effective when written notice is delivered or at a later date specified in the notice. Consistent with these provisions, the proposed amendment provides that “each director elected shall serve until his or her term expires and until his or her successor shall have been elected and qualified or until his or her earlier resignation or removal from office.” As a result of this statutorily dictated provision, if an incumbent director were not reelected because he or she failed to receive a majority vote of the Company’s shareholders, the director would nonetheless continue to serve on the board of directors.

The proposed amendment to the Company’s Articles of Incorporation resolves this “holdover” problem by providing: “An incumbent nominee for director who fails to receive the shareholder vote required by this Article shall resign no later than 90 calendar days after the date of the annual meeting of shareholders at which such election was held.” By requiring mandatory resignation, the Company ensures that any director who does not receive the required shareholder vote will not continue to serve on the Board. It is anticipated that the Board would elect a new director to fill the resulting vacancy, pursuant to its authority under Article V, Section 3 of the Company’s Bylaws and Section 810 of the Maine Business Corporation Act.

The proposed amendment provides for a period of 90 days between the failed election and required resignation in order to provide the Board adequate time to locate a qualified and suitable successor to fill the board position. In addition to evaluating a candidate’s general qualifications for serving as a director of the Company, the Board may need to find a candidate who meets certain independence requirements under the rules of the SEC and Nasdaq. If an independent director who failed to receive the required majority vote were required to resign immediately, the Company could be noncompliant with the independence requirements of the SEC and Nasdaq as a result. Accordingly, the Board believes it is appropriate and desirable to provide the Board up to 90 days to locate a suitable successor director.

Consistent with Maine law, the above proposed amendment must be approved by a majority vote of the Company’s shareholders in order to be adopted as an amendment to the Company’s Articles of Incorporation.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF AN AMENDMENT OF THE ARTICLES OF INCORPORATION PROVIDING FOR ELECTION OF DIRECTORS BY A MAJORITY OF THE VOTES CAST.

PROPOSAL 4:

SHAREHOLDER PROPOSAL ON DIRECTORS AND

OFFICERS STOCK OWNERSHIP AND COMPENSATION

Financial Analytics Investment Corporation, Post Office Box 611, Dover, Delaware 19903, the beneficial owner of 18,600 shares, has submitted the following proposal for consideration at this annual meeting:

Directors and Officers Stock Ownership and Compensation

RESOLVED: To amend the Amended and Restated Bylaws of the Company as follows (changes in italics):

(i) revising the fourth sentence of Bylaw Article V, Section 2, to read as follows:

“No person whose current term as director begins on or after May 17, 2007, shall be eligible to serve or remain as a director unless he or she is the actual and beneficial owner of capital stock of the Company having a current market value of at least two times his or her highest director’s compensation received for any calendar year (“Qualifying Shares”).

(ii) adding the following sentence at the end of Bylaw Article V, Section 4:

“Sixty percent (60%) of all Director compensation, including all annual compensation of the Chairman of the Board, shall be paid in the form of restricted capital stock of the Company that cannot be sold while a Director.”

and (iii) adding the following as Bylaw Article VIII, Section 14:

Officer Stock Ownership. The Chairman of the Board, President and each Vice President, within ten years of assuming such offices, must be the actual and beneficial owner of capital stock of the Company having a current market value of at least five, three and two times, respectively, his or her highest annual cash compensation received for any calendar year. One half of this requirement must be satisfied by the end of his or her fifth year in office.

Supporting Statement

It is desirable that Directors and Officers have significant investments in Company stock to further align their long-term interests with those of the shareholders. Currently, Directors of the Company need only hold $5,000 of Qualifying Shares. This proposal increases that threshold based upon the level of compensation received. Currently, annual retainers to Directors are paid in 50% stock. This proposal reaches all Director compensation and increases the stock portion to 60%. Currently, stock that Directors receive as compensation may be sold immediately. This proposal requires them to hold these compensatory shares for so long as they remain in office as a Director. Currently, the Company has no policy requiring executive officers to own shares. This proposal would establish meaningful minimum standards.

Many, if not most, public corporations today recognize the importance of encouraging Directors and Officers to have a personal economic stake in the future success of their enterprise. When Directors and Officers make significant out-of-pocket investments in company stock, they have an increased economic incentive to promote long-term growth and profitability. This aligns their interests with the interests of all shareholders. Through stock compensation and stock ownership targets, Union Bankshares can seek to achieve these same worthy objectives.

By adopting these modest revisions to the Bylaws, shareholders will encourage Directors and Officers to share in the Company’s future. We firmly believe that doing so will, over the long run, promote the best interests of the shareholders of this institution.

WE URGE YOU TO MARK YOUR PROXY CARD “FOR” ADOPTION OF THIS SET OF AMENDMENTS TO THE BYLAWS

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” PROPOSAL 4.

The Company recognizes the value of aligning the personal economic interests of its Directors and Officers with the future success of the Company and the long term interests of the Company’s shareholders. This is reflected in the Company’s existing requirement that, to be eligible to serve on the Company’s Board of Directors, a person must be the actual and beneficial owner of capital stock of the Company with a market value of at least $5,000, and is further reflected in the Board of Directors’ practice, discussed under “Director Compensation,” of having each Director use  1/2 of the quarterly retainer fee for the purchase of the Company’s stock. In addition, as discussed under “Compensation Discussion and Analysis,” a portion of the Company’s executive compensation program, through the Short-Term Incentive Program, is performance-based and, as a result, a portion of the compensation paid to the Company’s Executive Officers is aligned with the performance of the Company and the interests of the Company’s shareholders.

The financial services industry is complex and highly competitive, and this includes intense competition for qualified Directors and management personnel. The Company’s ability to attract, retain and motivate highly qualified Directors and Officers is a key element in the Company’s continued growth and future success.

The Board of Directors believes that the current stock ownership requirement applicable to Directors, and the current practice of using  1/2 of each Director’s quarterly fee for the purchase of the Company’s stock, serve to align the interests of its Directors with those of its shareholders, without setting the requirement and the percentage at levels that might discourage otherwise qualified candidates from accepting a nomination to the Company’s Board. The Board of Directors believes that adoption of the higher Director stock ownership requirement and the higher percentage of stock form compensation in Shareholder Proposal 4 is unnecessary and could hurt the Company’s ability to attract and retain qualified Directors.

In addition, in order to continue to successfully attract and retain Directors who bring a diversity of talents and experience to their position with the Company, the Company must be able to offer a fair, competitive and flexible compensation program. The Board of Directors’ existing practice of using  1/2 of each Director’s quarterly fee for the purchase of the Company’s stock may be easily modified as circumstances require. If adopted, Shareholder Proposal 4 would place the requirement in the Company’s Bylaws, restricting the ability of the Company to tailor the Director compensation program to take into account changing economic and industry conditions, accounting requirements and tax laws or evolving corporate governance trends.

The Company’s current executive compensation program, as discussed above, does include performance based compensation, resulting in compensation which is aligned with the interests of the Company’s shareholders. The Board of Directors believes that adoption of the Officer stock ownership requirement in Shareholder Proposal 4 is unnecessary and would, in fact, present an insurmountable hurdle for many of its current Officers to meet with any reasonable effort. One effect of Shareholder Proposal 4 would be to require anyone at the Vice President level or above to spend between 20% to 30% of their pretax income each year for ten years buying stock in the Company. This simply is not feasible for the great majority of people in our market area and for a number of our existing Vice Presidents. In addition, Shareholder Proposal 4 could have the effect of discouraging otherwise qualified candidates from accepting an executive Officer position with the Company.

The Board of Directors believes that adoption of Shareholder Proposal 4 is unnecessary given the Company’s current requirements and practices, which are designed to align the personal economic interests of the Company’s Directors and Officers with the future success of the Company and the long term interests of the Company’s shareholders. In addition, the Board believes that adoption of Shareholder Proposal 4 would impose an inflexible policy regarding compensation of the Company’s Directors and Officers that could restrict the Company’s ability to compete with other companies in attracting and retaining qualified Directors and Officers. Shareholder Proposal 4 is not “modest” but rather draconian and would severely limit the Company’s ability to compete in the market place.

OTHER BUSINESS

If any other matter is presented for action at the Meeting, your proxy will vote the shares represented by all properly executed proxies on such matters as a majority of the Board of Directors determines. As of this date of this Proxy Statement, the Company has received notice that a shareholder intends to present at the meeting a proposal to adopt a resolution stating: “To remove Peter A. Blyberg as a Director, for cause.” As of the date of this Proxy Statement, the Company has received notice that a shareholder intends to present at the Meeting a proposal to adopt a resolution stating: “In the event that the Company by August 15, 2007 has not otherwise publicly announced a plan of succession for the position of President and Chief Executive Officer of the Union Trust Company by naming an anticipated or potential successor, then the shareholders hereby urge the Board of Directors by September 30, 2007 to mail to each shareholder of record a written report signed by all Directors detailing all action taken by the Board prior to such date to develop such a plan and to locate such a successor.” If these proposals are properly brought before the meeting by the shareholder, a majority of the Board of Directors has determined to instruct the proxy holders to use their discretionary authority to vote “AGAINST” the proposals.

SHAREHOLDER COMMUNICATIONS WITH OUR BOARD OF DIRECTORS

Shareholders may communicate with our Board of Directors by contacting Sally J. Hutchins, Clerk, Union Bankshares Company, P.O. Box 479, Ellsworth, Maine 04605. All communications will be forwarded directly to the Board of Directors or the appropriate director(s).

It is our policy that all directors and nominees should attend the Annual Meeting. At the 2006 Annual Meeting, 10 of 12 members of the Board of Directors were in attendance.

SHAREHOLDERS PROPOSALS FOR 2008 ANNUAL MEETING

Shareholders may submit proposals for consideration at the 2008 Annual Meeting. In order to be included in the Company’s proxy statement and form of proxy relating to that meeting, such proposals must be received by the Company no later than December 17, 2007. Proposals should be addressed to Peter A. Blyberg, President, Union Bankshares Company, P.O. Box 479, Ellsworth, Maine 04605. Any such proposal will be subject to Rule 14a-8 of the rules and regulations promulgated by the SEC. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement and proxy card relating to any annual meeting any stockholder proposal or nomination which does not meet all of the requirements for inclusion established by the SEC in effect at the time such proposal is received.

NOTICE OF BUSINESS TO BE CONDUCTED AT AN ANNUAL MEETING

If a shareholder wishes to submit a proposal to the 2008 Annual Meeting without including such proposal in the proxy statement and form of proxy for that meeting, the stockholder must deliver timely notice thereof in writing to the Clerk of the Company. To be timely, the notice must be received no later than December 17, 2007. The stockholder’s written notice must contain certain information specified in the Company’s Bylaws.

HOUSEHOLDING OF PROXY STATEMENTS AND ANNUAL REPORTS

If you share an address with another shareholder, unless you have provided contrary instructions, you may receive only one Proxy Statement and annual report. If you wish to receive a separate set of proxy materials now or in the future, you may write or call to request a separate copy of these materials from: Sally J. Hutchins, Clerk, Union Bankshares Company, P.O. Box 479, Ellsworth, Maine 04605; telephone number: 207-667-2504.

Also, if you share an address with another shareholder and have received multiple copies of this Proxy Statement and annual report, you may write or call the Company at the above address and phone number to request delivery of a single copy of these materials.

By Order of the Board of Directors

Sally J. Hutchins
Clerk

Ellsworth, Maine

April 22, 2007

Annex A

Corporate Governance Committee of the Board of Directors Charter

Statement of Policy

The responsibilities of the Corporate Governance Committee are to develop the approach of the Company to matters of corporate governance, including identifying individuals qualified to become Board and Committee members; developing and recommending to the Board a set of corporate governance principles applicable to the Company; addressing corporate governance issues for the Board; providing for a top management selection process; and reviewing the compensation structure for the Board.

Membership

The Committee shall be composed entirely of independent Directors. The Committee shall be composed of four members of the Board, one of whom shall be the Chairman of the Board. The Chair of the Governance Committee shall be someone other than the Chairman of the Board. The Board of Directors shall appoint the members of the Committee.

For purposes of the Committee, an independent Director shall be one who (a) is not and has not been employed by the Bank or an affiliate within the last three years; (b) has not individually or through his or her firm, in the past three years, accepted more than $60,000 per year in consulting, advisory or other compensatory fees, from the Bank, other than in such Director’s capacity as a member of the Board of Directors; and (c) has not been employed by or a partner of the Bank’s independent auditors and worked on the Bank’s audit engagement in the past three years.

Scope of Powers and Functions

The Committee shall have such powers and functions as may be assigned to it by the Board of Directors from time to time. However, such functions shall, at a minimum, include the following:

•	Identify and recommend to the Board qualified individuals as nominees for election, re-election or appointment as directors.

•	Identify and recommend to the Board qualified individuals as nominees for appointment to Board committees.

•

To establish criteria for Advisory Board membership and to act upon management recommendations for Advisory Board appointments. To monitor and evaluate the performance of the Advisory Board and its functions, at least annually.

•	To develop and recommend to the Board of Directors for its approval an annual evaluation process of the Board and its committees.

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•	To consider matters of corporate governance and to review and publish periodically, to the extent required or considered desirable, the Bank’s corporate governance principles.

•	To review, periodically, any plans adopted by the Bank that might impact the rights of shareholders or the election of Directors.

•	To provide for an orderly succession planning procedure for top management and review the management development plans for senior executives.

•	To ensure that new directors receive appropriate orientation materials.

•	Undertake from time to time such additional activities within the scope of the Committee’s primary functions, as it may deem appropriate.

Administrative

Members of Senior Management or others may attend meetings of the Committee at the invitation of the Committee and shall provide pertinent information as necessary. The Chairman of the Committee shall call for meetings and set the agenda of each meeting and arrange for the distribution of the agenda, together with supporting materials, to the Committee members prior to each meeting. The Chairman will also cause minutes of each meeting to be prepared and circulated to the Committee members. The Committee may meet via telephone conference calls. A majority of the members of the Committee shall constitute a quorum for all purposes. The committee shall report its actions and recommendations to the Board after each committee meeting.

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Annex B

Audit Committee Charter

I.	Audit Committee

There shall be a Committee of the Board of Directors of Union Bankshares Company (the “Company”) to be known as the Audit Committee. The Audit Committee shall be composed of at least three Directors who are independent of the Management of the Company and of Management of any affiliate of the Company and are free of any relationship that, in the opinion of the Board of Directors, would interfere with their exercise of independent judgment as a Committee Member. Each Audit Committee member must be able to read and understand fundamental financial statements. Members of the Audit Committee shall be appointed by the Board upon recommendation of the Corporate Governance Committee. The Audit Committee shall appoint one of the Directors Chairperson of the Committee. If the Chairperson of the Audit Committee is not designated or present, the members of the Audit Committee may designate a Chairperson by majority vote of the Audit Committee membership.

INDEPENDENCE

Audit Committee members must be independent as defined by NASD Rule 4200(a) (15) and as required by SEC Rule 10A-3(b) (1). An Audit Committee member must not be an affiliated person of the Company or any subsidiary apart from capacity as a member of the board or any board committee.

A Director will not be considered “Independent” if, among other things, the Director has:

•

Been, or has a spouse, parent, child or sibling, whether by blood, marriage or adoption, or anyone residing in the Director’s home (a “Family Member”) who has been, employed by the Company or its affiliates in the current year or past three years.

•

Accepted any direct or indirect consulting, advisory or other compensatory fees, from the Company or any subsidiary of the Company, other than in his or her capacity as a member of the Audit Committee, the Board of Directors or any other board committee, and other than the receipt of fixed amounts of compensation under a retirement plan for prior service with the Company.

•

Accepted, or has a Family Member who has accepted any payments from the Company or any parent or subsidiary of the Company in excess of $60,000 during any period of twelve consecutive months within the three years preceding the determination of independence, other than compensation for board or committee service and with certain other exceptions as set out by NASD Rule 4200(a)(15).

•	A Family Member who is, or has been in the past three years, employed by the Company or its affiliates as an executive officer.

•

Been, or has a family member who has been, a partner, controlling shareholder or an executive officer of any for profit or not-for-profit business to which the Company made or from which it received, payments (other than those which arise solely from investments in the Company’s securities) that exceed five percent of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more, in any of the past three years.

•

Been, or has a Family Member who has been, employed as an executive of another entity where at any time during the past three years any of the Company’s executives serve on that entity’s compensation committee.

•

Been, or has a family member who has been, a partner of the Company’s independent registered public accountants (the “Independent Auditor”), or was a partner or employee of the Independent Auditor who worked on the Company’s audit during the past three years.

•	Participated in preparation of the financial statements of the Company or any of its affiliates during the past three years.

Authority to Engage Advisors

The Audit Committee shall have the authority and funding to engage independent counsel and other advisers, as it deems necessary to carry out its duties.

Funding

The Audit Committee shall be provided with appropriate funding, as determined by the Audit Committee, for payment of compensation to the Independent Auditor; for payment of compensation to any advisors employed by the Audit Committee; and for ordinary administrative expenses of the Audit Committee as necessary or appropriate in carrying out its duties.

Statement of Policy

It is the Audit Committee’s responsibility to provide oversight of the Company’s accounting and financial reporting processes, including oversight of the Company’s Independent Auditors and Internal Audit function. In so doing, it is the responsibility of the Audit Committee to maintain free and open means of communications between the Board of Directors, the Independent Auditors, the Internal Auditors, and the financial management of the Company and the Bank.

Meetings

The Audit Committee shall meet at least quarterly, or more frequently as circumstances dictate. A simple majority of the members of the Committee shall constitute a quorum for all purposes. The Audit Committee will meet at least annually in a separate executive session with the Independent Auditors to discuss any matters that the Audit Committee believes should be discussed privately.

Responsibilities

1.	Review and update this Charter at least annually and ascertain that this charter is reported in the Company’s proxy statement at least once every three years.

2.	Report on its actions and recommendations to the full Board after each meeting. At a minimum, the Audit Committee’s report will include the following:

a)	Appointment of the Independent Auditors to audit the financial statements of the Company and subsidiaries and determination of the compensation for such services.

b)	Approval of all audit and non-audit services to be provided by the Independent Auditors

c)	Resolution of any disagreements that may arise between the Independent Auditors and management.

d)	Evaluation of the performance of the Independent Auditors and, where appropriate, recommendation that the Board replace the Independent Auditors.

3.	Appoint and oversee the Independent Auditors to be selected to audit the financial statements of the Company and subsidiaries. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company.

4.	Review and pre-approve all audit and permissible non-audit services. The Audit Committee shall have the funding necessary to carry out its responsibilities, including compensation of the Independent Auditors, and such firm shall report directly to the Audit Committee. The Audit Committee may delegate to one or more Committee members the responsibility to approve such services, provided that the member would inform the committee of any services approved in a timely manner.

5.	Meet with the Independent Auditors and Management of the Company to review the scope of the proposed audit for the current year and the audit procedures to be used, and at the conclusion review audit findings, including comments or recommendations of the Independent Auditors.

6.	Review the Internal Audit function of the Company, including the independence and authority of its reporting obligations, the proposed audit plan for the current year and the coordination of such plans with the Independent Auditors.

7.	Consult with the Independent and Internal Auditors regarding the integrity of the Company’s financial reporting processes (internal and external, as applicable).

8.	Inquire as to the Independent Auditors judgments about the quality and appropriateness of the Company’s accounting principles, as applicable, as applied in its financial statements.

9.	Consider and approve, if appropriate, major changes to the Company’s auditing and accounting principles and practices as suggested by the Independent Auditors, Management or the Internal Auditors.

10.	Review and approve the required reports to be included in the Company’s annual report to shareholders and proxy statement.

11.	It is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of Management and the Independent Auditor.

12.	Evaluate the independence of the Independent Auditor on at least an annual basis and in connection with such review, obtain from the Independent Auditor, a report that includes:

•	The Independent Auditor’s internal quality-control procedures.

•

Any material issues raised by the most recent internal quality-control review or peer review of the Independent Auditor, or by any inquiry or investigation by governmental or professional authorities, within the last five years, respecting independent audits carried out by the Independent Auditor, and any steps taken by the firm to address such issues.

13.	A formal written statement delineating all relationships between the Independent Auditor and the Company as contemplated by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees.

14.	Actively engage in a dialogue with the Independent Auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the Independent Auditor.

15.	Take or recommend that the full Board of Directors take appropriate action to oversee the independence of the Independent Auditor.

16.	Review with Management and the Independent Auditor the quarterly financial statements preferably prior to the release of earnings but no later than the filing of the 10-Q. The review will focus on the impact of significant events, transactions and changes in accounting estimates considered by the Independent Auditor in performing their review of the Company’s interim financial statements. The Chair of the Committee may represent the entire Committee for purpose of this review, followed by a report of the discussion to the full Audit Committee.

17.	Review with Management and the Independent Auditor the year-end audited financial statements prior to the inclusion of such financial statements in the Company’s Annual Report on Form 10-K.

18.	Establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, including procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

Other Considerations

1.	Inquire of the Company’s chief executive officer and chief financial officer as to the existence of any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information, and as to the existence of any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

2.	Review and concur in the appointment, replacement, reassignment, evaluation, compensation or dismissal of the Internal Auditors.

3.	Review and approve requests for any management consulting engagement to be performed by the Independent Auditors and be advised of any other study undertaken at the request of Management that is beyond the scope of the audit engagement letter.

4.	As needed review with general counsel legal any regulatory matters that may have a material impact on the Company’s financial statements, compliance policies and programs.

5.	Conduct or authorize investigations into any matters within the Committee’s scope of responsibilities. The Committee shall be empowered and have the necessary funding to retain Independent Counsel and other professionals to assist in the conduct of any investigation.

Independent Auditors

1.	Review the Independent Auditor’s engagement letter setting forth the scope and approach of the proposed audit, the estimated fees for performing the annual audit and quarterly reviews of Form 10-Q. The Audit Committee will also meet with the Independent Auditors to review findings, including comments or recommendations.

2.	Review the scope and general extent of the Independent Auditor’s annual audit. The Audit Committee’s review should include a report from the Independent Auditor addressing the following:

•	Audit staffing and supervision, and scope of audit;

•	Critical accounting policies and practices, alternative accounting treatments, the reasons for selecting such policies, and their impact on the fairness of the Company’s financial statements;

•	Significant estimates made by management in the preparation of financial reports;

•	The nature and content of communications between auditors and management;

•	Off-balance sheet transactions, joint ventures, contingent liabilities, or derivative transactions, and their impact on the fairness of financial statements;

•	Auditor proposed adjustments – both those recorded by Management and those not recorded by Management;

•	Difficulties encountered with Management during the audit;

•	Disagreements with Management regarding accounting reporting issues;

•	Material legal matters that may impact the financial statements; and

•	The Independent Auditor’s opinion on the overall fairness of the financial statements.

3.	Discuss the results of the audit with the Independent Auditors prior to releasing the year-end earnings and annual report to regulatory agencies. Discuss those matters that are required to be communicated to audit committees in accordance with SAS 61 as may be modified or supplemented.

Internal Auditors

The objective of the Company’s internal audit function is to determine that the Company has established effective internal controls and compliance with managerial policies, laws, regulations and generally accepted accounting principles.

1.	Either an employee of the Company or Bank will fulfill internal audit responsibilities or a combination of internal employees and an outside firm that provides internal audit services. On an annual basis, senior management and the Audit Committee will evaluate whether the internal audit function should be fulfilled by a Company or Bank employee or employees of an outside firm, which provides internal audit services.

2.	The internal auditors will use follow-up procedures to ensure that exceptions noted during regulatory exams, independent or internal audits are addressed in a satisfactory manner.

The President and the Audit Committee will have authority to approve additional internal audits which have not been included as part of the current year’s Audit Plan.

Annex C

COMPENSATION COMMITTEE CHARTER

Members of the committee shall be appointed by the Board of Directors upon the recommendation of the Corporate Governance Committee and may be removed by the Board of Directors in its discretion. All members of the committee shall be independent Directors.

The purpose of the committee shall be to carry out the Board of Directors’ overall responsibility relating to executive compensation.

In furtherance of this purpose, the committee shall have the following authority and responsibilities:

1.	Review with Bank management and approve the compensation policy for senior officers.

2.	Review Director compensation levels and practices, and recommends, from time to time, changes in such compensation levels and practices to Board with equity ownership in the Bank encouraged.

3.	To review and approve, on an annual basis, the Bank’s goals and objectives with respect to compensation for the Chief Executive Officer. The committee shall evaluate, at least once a year, the Chief Executive Officer’s performance in light of these established goals and objectives and based upon these evaluations shall make a recommendation to the Board regarding the Chief Executive Officer’s annual compensation, including salary, bonus, incentive and equity compensation.

4.	Reviewing with Bank management and approving recommendations with regard to aggregate salary budget and guidelines for all Bank employees.

5.	To prepare and publish an annual executive compensation report in the Bank’s proxy statement.

6.	The committee will make recommendations to the Board with respect to incentive compensation plans as well as equity-based incentive plans that require shareholder approval, and will govern the Bank’s shareholder-approved award and options plan(s). The plan governance role of the committee will include the authority to recommend awards to the Board for their adoption and ratification, and the review and monitoring of awards under such plans.

7.	The committee will review and recommend the adoption of significant Benefits Plans and changes to Benefits Plans to the Board of Directors.

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The committee shall report its actions and any recommendations to the Board after each committee meeting and shall conduct and present to the Board an annual performance evaluation of the committee. The committee shall review, at least annually, the adequacy of this charter and recommend any proposed changes to the Board for approval.

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